Exhibit 107

Ex-Filing Fees

CALCULATION OF FILING FEE TABLE

FORM S-4

(Form Type)

CARA THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	(1)	457(c),	23,756,894	$4.65	$110,469,557.10	0.0001531	$16,912.89
				457(f)(1)
Total Offering Amounts:							$110,469,557.10		$16,912.89
Total Fees Previously Paid:									$12,381.33
Total Fee Offsets:									$12,381.33
Net Fee Due:									$4,531.56

(1)  (A) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (Securities Act), Cara Therapeutics, Inc. (Cara) is also registering an indeterminate number of additional shares of common stock, par value $0.001 per share (Cara Common Stock), that may become issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction; (B) amount registered is based on the maximum number of shares of Cara Common Stock estimated to be issued in connection with the merger described herein between Cara, CT Convergence Merger Sub Inc., and Tvardi Therapeutics, Inc.; and (C) pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) 23,756,894 shares of Cara Common Stock and (ii) $4.65, the average of the high and low trading prices of the Cara Common Stock on The Nasdaq Capital Market on January 17, 2025 (a date within five business days prior to the date of this registration statement).